EX-99.(g)(64)

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000

June 17, 2014

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02111

Attention: James DePietro

Re: Goldman Sachs Cayman Commodity TTIF Fund Ltd.: Additional Entity to Custodian Contract

Ladies and Gentlemen:

Reference is hereby made to the Custodian Contract dated as of July 15, 1991 by and among Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs MLP Income Opportunities Fund and the Goldman Sachs Cayman Commodity-FIMS Fund Ltd. (collectively, the “GS Parties”) and State Street Bank and Trust Company (“State Street”), as amended, modified and supplemented from time to time (the “Custodian Contract”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Contract.

This is to advise you that Goldman Sachs Cayman Commodity TTIF Fund Ltd. (the “Company”), an exempted company incorporated and existing under the laws of the Cayman Islands, has been established as a wholly-owned subsidiary of the Goldman Sachs Tactical Tilt Implementation Fund, a series of Goldman Sachs Trust (the “Parent Company”). The GS Parties and the Company hereby request that the Company be added to the Custodian Contract and that, accordingly, you act as Custodian of the Company under the terms thereof. All references in the Custodian Contract to the “Trust” shall be deemed to also apply to the Company. In addition, all references in the Custodian Contract to the “Board of Trustees” or “Executive Committee” shall be construed as the directors of the Company and “Units” shall be construed as the shares of the Company.

The Custodian Contract is hereby further amended by adding the following provisions, applicable with respect to the Company:

“Cayman Law Compliance

The Company shall be responsible for complying with all laws, rules and regulations applicable to it in the Cayman Islands and elsewhere and any filings required to be made with respect to the Company with regulatory authorities in the Cayman Islands or any other jurisdiction are solely the responsibility of the Company.

Company Representations and Warranties:

The aggregate interest in any class of shares of the Company held by “benefit plan investors” (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed twenty-five per cent (25%) of the outstanding shares of such class without the prior written consent of the Custodian, and the Company shall not, without the prior written consent of the Custodian, permit the assets of the Company to be deemed assets of an employee benefit plan that is subject to ERISA. Upon written notice, the Custodian shall be entitled to terminate this Agreement, effective immediately, in the event that the Company breaches this provision.

Anti-Money Laundering

The Company represents and warrants to the Custodian that the Company is a wholly-owned subsidiary of the Goldman Sachs Tactical Tilt Implementation Fund, a series of Goldman Sachs Trust (the “Parent Company”), a U.S. registered investment company, and no other person or entity holds shares of the Company (except as disclosed in writing to the Custodian). In connection with its issuance of shares to the Parent Company, the Company has complied with all applicable money laundering laws and regulations. The Company will provide prompt notice to the Custodian in the event that (i) the Parent Company is no longer the sole shareholder of the Company, or (ii) Goldman Sachs Trust is no longer registered under the 1940 Act, and in either case, the Company shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation and to take such actions applicable under such circumstances as the Custodian may reasonably require. If the Company or investment adviser fails to comply with the provisions contained herein, this Agreement may be terminated immediately and without prior notice by the Custodian.”

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one and retaining one copy for your records.

Sincerely,

GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

GOLDMAN SACHS CAYMAN COMMODITY FIMS FUND LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

GOLDMAN SACHS CAYMAN COMMODITY TTIF FUND LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

Agreed to this 17 day of June, 2014:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President